     As filed with the Securities and Exchange Commission on July 14, 1999


                                                      Registration No. 333-81739

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                         -----------------------------


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -----------------------------
                         MARTEK BIOSCIENCES CORPORATION
             (Exact name of registrant as specified in its charter)

    Delaware                                                                  52-1399362
(State or other jurisdiction of                                               (I.R.S. Employer
incorporation or organization)                                                Identification Number)

                          -----------------------------
                                6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND  21045
                                 (410) 740-0081
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               HENRY LINSERT, JR.
                            CHIEF EXECUTIVE OFFICER
                         MARTEK BIOSCIENCES CORPORATION
                                6480 DOBBIN ROAD
                           COLUMBIA, MARYLAND  21045
                                 (410) 740-0081
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            MICHAEL J. SILVER, ESQ.
                             HOGAN & HARTSON L.L.P.
                      111 SOUTH CALVERT STREET, 16TH FLOOR
                           BALTIMORE, MARYLAND  21202
                                 (410) 659-2700

                               -----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                       ----------------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS INCLUDED HEREIN IS A COMBINED PROSPECTUS AND RELATES TO THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NO. 333-53803, WHICH WAS DECLARED EFFECTIVE ON JUNE 19, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS                                                SUBJECT TO COMPLETION

                                                                   JULY 14, 1999


                         MARTEK BIOSCIENCES CORPORATION

                        3,003,952 SHARES OF COMMON STOCK

                     952,435 COMMON STOCK PURCHASE WARRANTS


     We have prepared this prospectus to allow the selling stockholders we identify herein to sell up to 3,003,952 shares of our common stock and up to 952,435 common stock purchase warrants. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.


     Our common stock is traded on the Nasdaq Stock Market under the symbol "MATK." On July 13, 1999, the last reported sale price of our common stock on Nasdaq was $11.00 per share.


                                 --------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.
                                 --------------

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE COMMON STOCK OR THE COMMON STOCK PURCHASE WARRANTS, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is July  , 1999.

                                  THE COMPANY

         Martek Biosciences Corporation develops, manufactures and sells products from microalgae. Our products include: (1) specialty, edible oils for infant formula, nutritional supplements and food ingredients that play a beneficial role in promoting mental and cardiovascular health, and in the development of the eyes and central nervous system in infants; (2) high value reagents and technologies to visualize molecular interactions for drug discovery and development; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection. Our principal executive offices are located at 6480 Dobbin Road, Columbia, Maryland 21045, and our telephone number is (410) 740-0081.

                                  RISK FACTORS


                 In evaluating our business, you should carefully consider the following factors, as well as other information in this prospectus before purchasing our common stock.

                 You should be cautioned that the following important factors have affected, and in the future could affect, our actual results. There may also be additional factors not discussed in this report that could also affect future results. These factors could cause our future financial results to differ materially from those expressed in any forward-looking statements made by us. Forward-looking statements may relate to such matters as:

                  -        our ability to generate future revenues;

                  -        the potential commercialization of our products; and

                  -        the optimization of production costs.

Forward-looking statements may include words such as "will," "should," "could," "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions. This list does not constitute all factors which you should consider prior to making an investment decision in our securities. You should also not assume that the information contained herein is complete or accurate in all respects after the date of this filing. We disclaim any duty to update the statements contained herein.

WE HAVE A HISTORY OF OPERATING LOSSES AND OUR FUTURE FINANCIAL RESULTS ARE UNCERTAIN.

                 We have experienced net operating losses since our inception. We expect such losses to continue until significant sales of our nutritional oils occur and/or until significant royalties from sales of infant formula products containing our oils are recognized. We expect to have quarter-to-quarter and year-to-year fluctuations in revenues, expenses and losses, some of which could be significant. Future financial results will be affected by, among other things, the following factors:

                  - our ability to complete successfully the commercialization and cost optimization of our products;

                  - the willingness and ability of infant formula licensees to incorporate our product into their infant formula products;

                  - our ability to enter into a strategic marketing relationship and the willingness of potential strategic partners to market our products;

                  -        growth in revenues from our nutritional oils;

                  - growth in revenues from sales of our products for use in molecular structure research and structure-based drug design;

                  - the progress of our research and development programs;

                  - the progress of our preclinical and clinical product studies;

                  - the time, costs and ability of obtaining regulatory approvals for those products subject to such approval;

                  -        our ability to protect our proprietary rights;

                  -        the costs of protecting our patent claims;

                  -        competing technological and market developments;

                  - manufacturing costs associated with our various products and potential products; and

                  - the costs of commercializing and marketing our products.

OUR PRODUCTS ARE AT AN EARLY STAGE OF DEVELOPMENT.

                 Martek was founded in 1985. Certain of our products require substantial additional research and development. Some require laboratory and clinical testing and regulatory approval. In addition, although we anticipate the introduction of new products over the next several years, some of our potential products, especially in the area of pharmaceuticals and clinical diagnostics, are not expected to become commercially available for many years, if at all. There is no assurance that:

                  - we will successfully complete our product development efforts;

                  - we will obtain required regulatory approvals on a timely basis or at all;

                  - we will be capable of manufacturing our products in commercial quantities at a reasonable cost; or

                  - any new products, if introduced, will achieve market acceptance.

We expect to receive most of our future revenues from direct sales of products, royalty income and licensing fees. A portion of our revenues to date has come from research and development contracts (primarily from the federal government) and federal government grants. We first realized revenues from our products for use in molecular structure research and structure-based drug design in 1989. We recognized revenues from license fees and sales of sample quantities of nutritional and diagnostic products beginning in 1992.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS.

                 Substantial expenditures will be required to:

                  - enable us to continue our research and development activities;

                  -        conduct preclinical and clinical studies; and

                  -        manufacture and market our products.

The level of expenditures required for these activities will depend in part on the extent to which we develop, manufacture and market our products independently or with other companies through collaborative arrangements. Our future capital requirements will also depend, among other things, on one or more of the following factors:

                  - growth in our infant formula and nutritional product sales;

                  - the extent and progress of our research and development programs;

                  -        the progress of preclinical and clinical studies;

                  - the time and costs of obtaining regulatory clearances for those products subject to such clearances;

                  - the costs involved in filing, protecting and enforcing patent claims;

                  -        competing technological and market developments;

                  - the cost of capital expenditures at our manufacturing facilities;

                  - the cost of acquiring additional and/or operating existing manufacturing facilities for our various products and potential products (depending on which products we decide to manufacture and continue to manufacture ourselves); and

                  - the costs of marketing and commercializing our products.

There is no assurance that funding to carry on these activities will be available at all or on favorable terms to permit successful commercialization of our products. We have only limited debt financing arrangements. These arrangements require us to meet certain financial covenants related to our outstanding term loans. There is no assurance that we will be able to:

                  -        continue such arrangements;

                  -        continue to comply with financial covenants; or

                  - establish additional debt financing arrangements on satisfactory terms, if at all.

If adequate funds are not available, we may be required to:

                  - curtail one or more of our research and development programs;

                  -        curtail manufacturing and commercialization programs;
                           and/or

                  - obtain funds through arrangements with collaborative partners or others.

These arrangements may require us to relinquish certain technology or product rights including patent and other intellectual property rights.

WE ARE DEPENDENT ON COLLABORATIONS WITH THIRD PARTIES FOR THE DEVELOPMENT AND COMMERCIALIZATION OF OUR PRODUCTS.

                 Future revenues from our nutritional oils are largely dependent on factors over which we will have no control. To date, a portion of our revenues has consisted of license fees and anniversary payments received from infant formula manufacturers which have licensed our nutritional oils. Under these agreements, we are entitled to receive royalty payments based on the licensees' sales of products including our nutritional oils. These licensees will be responsible for performing all clinical testing on, obtaining regulatory approvals for and marketing products containing our nutritional oils. These licensees are not required to use our nutritional oils in any of their products. They are also not restricted under the licensing agreements from obtaining docosahexaenoic acid ("DHA") or arachidonic acid ("ARA") from other sources for use in their infant formula products. Although some of our licensees have introduced infant formula products containing our nutritional oils overseas, we cannot predict whether any licensee will broaden its use of our oils or whether they will be used by any of our other licensees in their infant formula products.

                 Our strategy for the development, clinical testing, manufacturing and commercialization of certain of our products includes entering into various collaborations with corporate partners, licensors, licensees and others. In 1997, we entered into a supply agreement with a third party manufacturer for its ARA-containing oil. Although we are able to produce ARA oil in our Kentucky manufacturing plant, a halt in supply from this third party ARA oil manufacturer could adversely impact our ability to meet product demand in the short-run. It could also adversely impact our ability to meet product demand in the long-run if this source of ARA oil could not be replaced. There is no assurance that we will negotiate other collaborative arrangements in the future on acceptable terms, if at all, or that such collaborative arrangements will be beneficial to our operations. If we cannot establish such arrangements, we may face increased capital requirements to undertake such activities at our own expense. As a result, we could encounter significant delays in introducing our products into certain markets. This could also adversely affect the development, manufacture, marketing and sale of products in such markets. In particular, our continuing ability to generate nutritional oil-related revenues depends on our ability to enter into agreements with additional licensees. Some of our nutritional oil licensing agreements contain provisions which will not allow us to enter into future agreements containing payment terms more favorable than those granted to current licensees. Such provisions may restrict our ability to negotiate with potential infant formula licensees.

WE ARE DEPENDENT ON A RELATIVELY SMALL NUMBER OF CUSTOMERS.

                 Our dependence on sizable product orders from infant formula licensees and other marketing partners will make the relationship with each customer critically important to our business. While we have detailed contracts with each of our major customers, changes to product pricing, royalty rates and delivery timetables may be required to meet their demands and expectations. There is no assurance that we will be able to manage our licensees and other customer relationships successfully. Our major customers are large and complex and the launch cycles of new products are typically long and unpredictable. This requires us to make considerable early investments in account management and other efforts without the assurance of future revenues. There is no assurance that we will be able to convert these investments into significant revenue generating relationships.

OUR BUSINESS IS DEPENDENT ON OUR ABILITY TO KEEP PACE WITH THE LATEST TECHNOLOGICAL CHANGES.

                 We operate in rapidly evolving fields. Competition from larger, more experienced and better capitalized companies has been and will continue to be intense. There is no assurance that developments by others will not render our products or technologies obsolete or noncompetitive, or that we will keep pace with new technological developments. Currently, DHA-containing fish oils provide alternative sources of DHA, and we are aware of another company which produces DHA from fungal sources. In addition, DHA and ARA have been derived from egg yolk lipids, and we are currently aware of several European infant formula manufacturers that are adding DHA and ARA derived from egg yolk lipids and/or DHA derived from fish oil to their infant formula. We have obtained seven U.S. patents and a number of patents outside the U.S. covering certain aspects of our nutritional oils to date. We have additional patent applications pending covering certain aspects of these DHA- and ARA-containing oils. However, we have not been awarded any European patents relating to our ARA-containing oil. Accordingly, competitors may be able to produce, sell and use ARA in Europe until patents are issued or once they are invalidated, using similar or identical processes to those we use. Generally, however, they are prohibited from manufacturing, using or selling materials where patents have been issued. Competitors may be able to produce, sell and use DHA- and/or ARA-containing oils in countries where we have not applied for patent protection. In addition, competitors may produce certain DHA- and ARA-containing oils that are not covered by our patents. We are aware of several other companies offering ARA-containing oils for sale. In addition, there is no assurance that other sources of DHA and ARA, the two primary components of our nutritional oils, will not become commercially viable.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES.

                 Our success depends on our ability to:

                  -        obtain patent protection for our products;

                  -        maintain trade secret protection; and

                  - operate without infringing the proprietary rights of others.

Our policy is to aggressively protect our proprietary technology through patents and, in some cases, trade secrets. Additionally, in certain cases we rely on the licenses of patents and technology of third parties. We have obtained approximately

25 U.S. patents covering various aspects of our technology. These patents will expire on various dates between 2007 and 2015. We have filed, and intend to continue to file, applications for additional patents covering both products and processes as appropriate. There is no assurance that

                 - the relevant authorities will grant any patent applications filed by, assigned to, or licensed to, us;

                 - we will develop additional products that are patentable; or

                 - any patents issued to or licensed by us will provide us with any competitive advantages or adequate protection for inventions.

Moreover, there is no assurance that any patents issued to or licensed by us will not be challenged, invalidated or circumvented by others.

                 There is no assurance that issued patents, or patents that may issue, will provide protection against competitive products or otherwise be commercially valuable. Furthermore, since patent laws relating to the scope of claims in the fields of health care and biosciences are still evolving, our patent rights are subject to this uncertainty. Our patent rights on our products therefore might conflict with the patent rights of others, whether existing now or in the future. Alternatively, the products of others could infringe our patent rights. The defense and prosecution of patent claims is both costly and time consuming, even if the outcome were favorable to us. An adverse outcome could:

                 - subject us to significant liabilities to third parties;

                 - require disputed rights to be licensed from third parties; and/or

                 -        require us to cease selling our products.

                 We have obtained seven U.S. patents covering certain aspects of our DHA and/or ARA oils. We have applied for other patents in the United States covering certain other aspects of our nutritional oils. We have also filed patent applications on a selective basis in other industrialized countries, some of which are pending and some of which have been granted. We are unable to predict, however, whether these patents will be challenged, invalidated or circumvented by others. Failure to obtain adequate patent protection for our nutritional oils would have a material adverse affect on our results of operations. This could particularly affect:

                 -         future sales of our nutritional oils;

                 - future royalties on sales of infant formula containing our oils; and

                 -         future license fees related to our oils.

                 In particular, failure to maintain patent protection could permit our competitors to produce products which could directly compete with our nutritional oils using similar or identical processes. It is also possible that the infant formula manufacturers currently under license by us or potential future licensees may choose formula ingredients from these competitors if they choose to include the ingredients in their formulas at all.

                 Other patents that we have cover:

                 - our photobioreactor system which is used for culturing microalgae and certain aspects of our breath test technology;

                 -         our Celtone and Celtone M technology; and

                 -         our combinatorial library technology.

                 We also rely on trade secrets and proprietary know-how, which we protect in part by confidentiality agreements with our collaborators, employees and consultants. There is no assurance that:

                 - other parties to these agreements will not breach them;

                 -         we will have adequate remedies for any such breach;
                           or

                 - competitors will not otherwise learn of or independently develop our trade secrets.

IF OUR PRODUCTS ARE INCLUDED IN INFANT FORMULA OR NUTRITIONAL PRODUCTS FOR CONSUMER USE, WE MAY BE SUBJECT TO PRODUCTS LIABILITY.

                 To the extent that our nutritional oils are included in infant formula or in nutritional products for consumer use, we are subject to the risks generally associated with these industries. These risks include, among others:

                 - product tampering or production defects which may require a recall or may reduce the demand for such products;

                 - the risk that authorities may ban an ingredient used in such products, including our nutritional oils, limit its use or declare it unhealthful; or

                 - sales of infant formula may decline or authorities may limit or discontinue use of our nutritional oils due to perceived health concerns, adverse publicity or other reasons beyond our control.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, WHICH MAY CHANGE AND HARM OUR BUSINESS.


                 A number of government authorities in the United States and other countries regulate our products and our manufacturing and research activities. This includes the FDA pursuant to the Federal Food, Drug and Cosmetic Act (the "FDC Act"). The FDA regulates, to varying degrees and sometimes in very different ways, infant formulas, dietary supplements, medical foods, enteral and parenteral nutritional products and diagnostic and pharmaceutical products. Their regulatory authority includes the manufacture and labeling of such products. Generally, authorities regulate prescription pharmaceuticals and certain types of diagnostic products more rigorously than foods, such as dietary supplements. Infant formulas are special types of food that are regulated more rigorously than most other types of foods. Federal and state laws, regulations and policies are always subject to change and depend heavily on administrative policies and interpretations. There is no assurance that any changes to federal and state laws will not have a material adverse effect on the company.

                 Our infant formula licensees are responsible for obtaining the requisite regulatory clearances to market their products containing our oils. To date, none of our infant formula licensees have obtained the necessary approval to sell an infant formula product containing our oils in the United States. Sales of our products outside the United States are subject to foreign regulatory requirements that may vary widely from country to country. Term infant formula products containing our nutritional oils are currently being marketed outside the U.S. in over seven countries. Pre-term infant formula products containing our oils are currently being marketed outside the U.S. in over 50 countries. We understand that our licensees have received appropriate regulatory clearances as needed to market products containing our oils in those countries.

                 The time required to obtain clearances from additional foreign countries may vary. It may be longer or shorter than that required by the FDA. There is no assurance that additional foreign clearances can be obtained or met on a timely basis, if at all.

                 We are assisting our licensees in responding to certain questions raised by the FDA in connection with evaluating our oils for inclusion in U.S. infant formula. There is no assurance that:

                 - we will be able to, with the assistance of our licensees, adequately respond to the FDA's questions;

                 -         our licensees will continue to press forward;

                 -         the FDA will in fact grant clearances;

                 -         the process will not involve significant delays;

                 - potential delays will not materially and adversely affect the timing and extent of potential future introductions of our products; or

                 - once and if approval is obtained, a licensee will actually market a U.S. infant formula product containing our oils.

                 There is no assurance that the FDC Act will not impose food additive regulation on DHA and ARA used in medical foods, infant formulas or enteral nutritional products. Use of DHA and ARA in medical foods may also require additional supportive data.

                 The process of obtaining FDA clearances can be time-consuming and expensive. There is no assurance that the FDA will grant such clearances. The FDA review process may involve delays that may materially and adversely affect the testing, marketing and sale of our products. Moreover, regulatory clearances for products such as medical devices, new drugs, or new food additives, even if granted, may include significant limitations on their uses. Additionally, the FDA could withdraw product clearances for failure to comply with regulatory standards. There is no assurance that any clearances that are required, once obtained, will not be withdrawn or that compliance with other regulatory requirements can be maintained.

                 Many of our products are in research and development phases. We cannot predict all regulatory requirements or issues that may apply to or arise in connection with our products. Changes in existing laws, regulations or policies or the adoption of new laws, regulations or policies could prevent us or our licensees or collaborators from achieving compliance with regulatory requirements. Such changes could also affect the timing of achieving such clearances.

                 Since the FDA regulatory process may be costly and time consuming, we will decide on a product-by-product basis whether to handle their requirements independently or to assign such responsibilities to our licensees or future collaborative partners. There is no assurance that we will be able to obtain such regulatory clearances, if required, on a timely basis or at all.
If such clearances are delayed or not achieved at all, it may adversely effect our business, financial condition and results of operations. If we lose previously received approvals or clearances, or fail to comply with existing or future regulatory requirements, it would have a similar adverse effect.

                 We are currently required to meet FDA Good Manufacturing Practices ("GMP") requirements as applicable to infant formula and dietary supplements. GMP regulations specify component and product testing standards, control quality assurance requirements, and records and other documentation controls. Depending upon the type of FDA application that is submitted, compliance with relevant GMP requirements can be difficult and time consuming. If we continue to manufacture our own products we will continue to fall under the GMP requirements of the FDA. It may even be necessary in the future to meet more stringent drug GMP requirements. There is no assurance that we can meet relevant FDA manufacturing requirements, particularly for scale-up operations involving product marketing applications. Further, we have only limited experience in the area of regulatory compliance with respect to our products. There is no assurance that we will be able to continue to manufacture our nutritional oils in accordance with relevant infant formula and dietary supplement requirements for commercial use. State and federal agencies, including the FDA and comparable agencies in other countries, conduct periodic inspections to monitor ongoing compliance with GMP and other applicable regulatory requirements. A determination that we are in violation of such GMP and other regulations could lead to the imposition of civil penalties, including fines, product recalls or product seizures. In situations where serious violations are noted, criminal sanctions may be imposed.

                 Each line of products that is or may be marketed by us or our collaborators can present unique regulatory problems and risks, depending on the product type, uses and method of manufacture.

                 The Federal Dietary Supplement Health and Education Act of 1994 ("DSHEA") regulates the use and marketing of dietary supplements. The
DSHEA:

                 - sets forth standards for adulteration of dietary supplements or ingredients;

                 - prescribes detailed requirements for labeling dietary supplements; and

                 -         establishes GMP requirements for dietary supplements.

We are currently marketing a line of DHA dietary supplements, Neuromins(R) and Neuromins(R)PL. In addition, we are researching and developing new applications for our DHA and ARA oils. There is no assurance that we will be able to comply with the requirements of the DSHEA or any other regulations that the FDA may promulgate regarding DHA or ARA use as a dietary supplement and/or food ingredient.


                 Our fluorescent pigments and other products derived from microalgae are subject to potential regulation by the FDA as either medical devices or as a combination medical device/drug product to the extent that they are used in the diagnosis, mitigation, treatment, cure or prevention of diseases. This classification subjects these products to premarket clearances and/or regulatory approvals. There is no assurance that:

                 - we or our collaborators will be able to develop the extensive safety and efficacy data needed to support FDA premarket clearances and/or regulatory approvals for these products; or

                 - the FDA ultimately would authorize the marketing of such products on a timely basis, if at all.

                 For pharmaceutical uses of products derived from microalgae, there is no assurance that required clinical testing of our products will be completed successfully within any specified time period, if at all. Additionally, there is no assurance that:

                 - we will be able to develop the extensive data needed to establish the safety and efficacy of our products for approval for drug uses; or

                 - authorities will not begin to regulate these drug products as biological products or as controlled substances, which would affect marketing and other requirements.

WE HAVE LIMITED MANUFACTURING AND SALES AND MARKETING EXPERIENCE AND
CAPABILITIES.

                 We have limited experience operating our manufacturing facility. In 1995, we acquired a fermentation plant in Winchester, Kentucky to manufacture our nutritional oils. During 1996, we completed the construction of an oil extraction and refining facility in this plant. There is no assurance that we will be able to scale-up or successfully optimize production of our nutritional oils. There is also no assurance that these production facilities will be sufficient to meet future demand for our products. If we do not develop adequate manufacturing capability or contract for manufacturing on acceptable terms, we may not be able to commercialize some of our current or planned products. Or, if we are able to adequately manufacture them, commercialization of the products may be significantly delayed. In addition, we have only limited experience managing operations at a remote geographic location. Managing a remote manufacturing plant may place a substantial strain on our managerial resources.

                 We believe that our Winchester, Kentucky plant will be able to produce our nutritional DHA oil in sufficient quantity to meet near-term demand. Nevertheless, because demand for our nutritional DHA oil is based on factors beyond our control, we are unable to predict whether we have sufficient manufacturing capacity to meet any such future demand. During 1997, we entered into a supply agreement with one of the world's largest fermentation companies to provide ARA oil. In addition, we have conducted DHA production trials with third-party manufacturers to prepare for future DHA oil demand in excess of our current plant capacity. Although we believe that we will be able to use third party manufacturing for our DHA oil if demand requires, there is no assurance that we will be able to do so successfully. The failure to meet demand for our nutritional oils could encourage our infant formula licensees and other nutritional product customers to look for alternative manufacturing sources.

                 We currently do not have the capability to manufacture therapeutic and diagnostic products in accordance with GMP requirements. Should we decide to manufacture and scale-up the production of future diagnostic and pharmaceutical products, we would incur substantial start-up expenses, we would need to expand our facilities, and we would have to hire additional personnel.

                 We market infant formula oils and nutritional supplements primarily through distributors, and to a lesser extent, directly to consumers. We market our products for use in molecular structure research and structure-based drug design, and fluorescent pigments both directly to end users and through distributors. Other nutritional products and products that we develop in the diagnostic and pharmaceutical areas will require us to enter into strategic marketing relationships with companies capable of marketing such products and/or develop our own sales and marketing force. There is no assurance that we will be able to establish an effective sales or marketing force or enter into a successful strategic marketing relationship. Even if we are able to achieve the above, the cost may be prohibitive.

WE HAVE NO CLINICAL AND LIMITED REGULATORY COMPLIANCE CAPABILITIES.

                 We have limited experience and capabilities in the area of product testing. We have limited experience and capabilities in the area of regulatory compliance with respect to our products. We will have to expend significant sums of money to acquire and expand such capabilities. We may need to reach collaborative arrangements with third parties to provide these capabilities or contract with third parties to provide these capabilities. These capabilities will be important to us for the successful commercialization of our existing and potential future nutritional and human diagnostic products.

                 We will depend on our current licensees to obtain any required regulatory clearances for our nutritional oils which they will use as infant formula ingredients. Although we believe that our infant formula licensees will perform required testing and obtain any required regulatory clearances, we cannot control the timing or the resources that they will devote to these activities. We may, in the future, decide to seek FDA clearances ourselves for our nutritional oils or other nutritional products, if such clearances are required. In the area of human diagnostics, we have not yet decided whether to develop in-house capability, contract with third parties, seek collaborative arrangements with partners or use a combination of the three to test our product candidates and obtain any required regulatory clearances. If we were to manufacture these diagnostic products for certain uses, they would be subject to applicable regulatory requirements. For potential pharmaceutical products, we will likely contract with third parties and seek collaborative arrangements. In any case, these activities may require the devotion of substantial resources and a significant portion of our time. There is no assurance that we can effectively test and obtain regulatory clearances for our products. Delays in testing or obtaining such regulatory clearances may result in delay in or the inability to commercialize the affected product. See "--Dependence on Third Parties; Reliance on Future Collaborations."

WE MAY BE EXPOSED TO POTENTIAL PRODUCT LIABILITY CLAIMS.

                 We face an inherent business risk of exposure to product liability claims alleging that the use of our technology or products resulted in adverse effects. Such risk exists in the conduct of clinical studies and even with respect to those products, if any, that receive regulatory clearances for commercial sale. There is no assurance that our current level of product and clinical study liability insurance together with indemnification rights under our infant formula license agreements and other collaborative arrangements will be adequate to protect us from this exposure. It is uncertain whether we will be able to obtain increased levels of insurance as we grow. There is no assurance that this level of insurance would be economically practical or that we would be able to renew our current or future policies. A product liability claim or recall in excess of insured amounts or amounts recoverable under applicable contractual arrangements could adversely affect our business, financial condition and future prospects.

THE LIMITED AVAILABILITY OF CERTAIN SUPPLIES MAY HAVE AN ADVERSE EFFECT ON OUR ABILITY TO GROW.

                 The availability of carbon-13 and nitrogen-15 is critical for production of our products for use in drug design. Although the current supplies of these items are adequate for our near-term needs, they may not be adequate if the demand for our products for use in drug design and/or breath test diagnosis were to grow significantly.

OUR STOCK PRICE IS VOLATILE.

                 The market price of our common stock may experience a high level of volatility, as frequently occurs with publicly traded emerging growth companies and biosciences companies. The market price of our stock may be significantly impacted by:

                 - announcements of technological innovations or new commercial products by us or our competitors;

                 - developments or disputes concerning patent or proprietary rights;

                 - publicity regarding actual or potential medical results relating to products under development by us or our competitors;

                 - regulatory developments affecting our products in both the United States and foreign countries;

                 - our ability to enter into strategic marketing relationships;

                 - market conditions for emerging growth companies and biosciences companies and economic and other internal and external factors; and

                 -         period-to-period fluctuations in financial results.

Since our initial public offering of common stock on November 23, 1993, the average daily trading volume in the common stock as reported on the Nasdaq National Market has been relatively low. There is no assurance that a more active trading market will develop in the future. We have never declared or paid any cash dividends on our common stock and do not intend to do so for the foreseeable future.

EFFECTING A CHANGE OF CONTROL OF MARTEK WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK.

                 Our Board of Directors is divided into three classes with each class of directors being elected to three-year terms on a rotating basis. As such, only one-third of the members of the Board of Directors stand for election every year. We have adopted a stockholder rights plan which may have the effect of deterring hostile or coercive attempts to acquire the company. The plan does this through the distribution of rights to stockholders enabling those stockholders to acquire shares of our common stock, or that of an acquiror, at a substantial discount to the public market price should any person or group acquire more than 20% of the common stock without approval of the Board of Directors under certain circumstances. We have reserved 300,000 shares of Series A Junior Participating Preferred Stock for issuance in connection with the Stockholder Rights Plan. We are authorized to issue an additional 4,700,000 shares of preferred stock in one or more series, having terms fixed by the Board of Directors, without a stockholder vote. While the Board of Directors has no current intentions or plans to issue any preferred stock, issuance of these shares could also be used as an anti-takeover device.

THE COMMON STOCK SOLD IN THIS OFFERING MAY INCREASE THE AMOUNT OF OUR COMMON STOCK ON THE PUBLIC MARKET, CAUSING OUR STOCK PRICE TO DECLINE.

                 To the extent that these outstanding stock options and warrants are exercised, the percentage ownership of certain of our stockholders will be diluted. As of May 27, 1999, we had 14,953,294 outstanding shares of common stock, substantially all of which are available for sale in the public marketplace. Further, as a result of this registration statement, up to an additional 3,003,952 shares may be sold in the public market. As of May 27, 1999, there were also outstanding stock options to purchase an aggregate of 2,259,960 shares of common stock at various exercise prices ranging from $8.00 to $34.25 per share and warrants to purchase an aggregate of 247,920 shares of common stock. There were also warrants issued in connection with the Common Stock Warrant and Purchase Agreement dated May 28, 1999 to purchase 458,679 shares of common stock at an exercise price of $10.84 per share. If we elect to sell all the shares of common stock and warrants which have not been sold pursuant to the Common Stock and Warrant Purchase Agreement dated April 27, 1998, but which, under certain circumstances, the selling stockholders are irrevocably obligated to purchase, there would be up to an additional outstanding 819,454 shares of common stock and 245,836 warrants, with exercise prices ranging from $15.01 to $18.76 per share. Shares of common stock which may be issued under outstanding options and warrants will be available for sale in the public markets. In addition, certain holders of the common stock have certain demand and piggyback registration rights pursuant to a registration rights agreement between Martek and these holders. No prediction can be made as to the effect, if any, that sales of shares of common stock or the availability of such shares for sale will have on the market prices of the common stock prevailing from time to time. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock. This could impair our ability to raise capital through the sale of equity securities. Further, if we were required to include shares, through exercise of the outstanding piggyback registration rights, in a company-initiated registration, the sale of such shares could have a material adverse effect on our ability to raise additional capital.

OUR OPERATIONS AND BUSINESS COULD BE DISRUPTED OR DAMAGED IF OUR SYSTEMS AND PRODUCTS ARE NOT YEAR 2000 COMPLIANT.

                 We use a number of computer software programs and operating systems in our internal operations. These include applications used in financial business systems and various administrative functions. We believe that the business risk associated with these internal information systems is minimal. We have completed more than 90% of our "Year 2000" compliance implementation work on them. We are also evaluating our non-information technology systems, including the various equipment in operation at our oil production facilities in Winchester, Kentucky. We have completed more than 75% of this evaluation and subsequent implementation, and believe that the business risk associated with this equipment is minimal. Additionally, our third party relationships are being reviewed to assess their Year 2000 status and potential impact on our operations. We have completed approximately 75% of this review and, where potential business risk has been identified, are requesting additional information from certain third parties to obtain assurance that they are Year 2000 compliant.

                 Based on currently available information, we believe that total costs associated with Year 2000 issues will be less than $200,000, and that we will be able to manage the Year 2000 transition without any material adverse effect on our operations, liquidity or capital resources. However, there is no assurance that Year 2000 issues will not require a significant commitment of resources to resolve potential problems.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their common stock:

         -        Annual Report on Form 10-K for the fiscal year ended October
                  31, 1998;

         - Quarterly reports on Form 10-Q for the fiscal quarters ended January 31 and April 30, 1999

         - Current reports on Form 8-K dated November 5, 1998 and May 28, 1999; and

         - The description of the Company's common stock contained in Form 8-A.

         To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

                 Chief Financial Officer
                 Martek Biosciences Corporation
                 6480 Dobbin Road
                 Columbia, Maryland  21045
                 (410) 740-0081


         This prospectus contains forward-looking statements relating to future events or our future financial performance. These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this prospectus, including but not limited to the matters set forth under the heading "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.



                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common shares or warrants by the selling stockholders. If all the warrants are exercised in full, the Company will receive up to approximately $13.8 million, which will be used for general corporate purposes. There can be no assurance, however, that the selling stockholders will exercise the warrants in full or at all.

                              SELLING STOCKHOLDERS

         This prospectus relates to the offering by the selling stockholders named in this prospectus of up to 3,003,952 shares of common stock and 952,435 common stock purchase warrants. All of the selling stockholders have acquired common stock in private placements and may acquire additional shares of common stock upon the exercise of warrants issued in the private placements. Additionally, the first six selling stockholders listed in the table may acquire additional shares of common stock and warrants upon (i) the satisfaction of conditions which are outside of the control of these selling stockholders and (ii) Martek's request.

         The following table sets forth important information with respect to the selling stockholders as of June 28, 1999, as follows:

         - the name and position or other relationship with Martek within the past three years of the selling stockholders;

         - the number of Martek's outstanding shares of common stock beneficially owned by the selling stockholders (including shares obtainable under warrants exercisable within sixty (60) days of June 28, 1999) prior to this offering.

         - the number of shares of common stock and warrants being offered through this prospectus; and

         - the number and percentage of Martek's outstanding shares of common stock to be beneficially owned by the selling stockholders after the sale of common stock being offered through this prospectus.

         The selling stockholders do not have to sell all of the shares and warrants that they own.

                             Number of
                             ----------
                              Shares
                              --------
                            Beneficially         Number of            Number of           Shares Beneficially
                            ------------         ----------           ----------          --------------------
                            Owned Prior           Shares              Warrants              Owned After the
                            ------------          -------             ---------             ----------------
        Selling                to the             Offered             Owned and                 Offering
        --------               -------            --------            ----------                --------
       Stockholder            Offering           Hereby (1)        Offered Hereby           Number Percentage
       -----------            --------           ----------        ---------------          ------ ----------

 Vector Later-Stage            110,181            110,181               30,234                0        *
 Equity Fund II, L.P.

 Moore Global                  325,254            325,254               89,251                0        *
 Investments, Ltd.

 Remington                      71,397             71,397               19,592                0        *
 Investment
 Strategies, L.P.

 J. N. Whipple, III            316,173             44,073               12,094             272,100    1.65
 (2)

 Buena Vista                    22,036             22,036                6,047                0        *
 Partners, LLC



 Vector Later Stage            330,542            330,542               90,702                0        *
 Equity Fund (QP),
 L.P.

 Black Bear Fund I,            215,996            215,966               49,838                0        *
 L.P.

 Black Bear Fund II,            20,877             20,877                4,818                    0                *
 L.L.C.

 Black Bear                    219,566            219,566               50,669                    0                *
 Offshore Ltd.

 Black Bear Pacific             47,512             47,512               10,964                    0                *
 Master Fund Unit
 Trust

 George Haywood              1,107,584            431,934               99,677              675,650             4.07

 State of Wisconsin          2,227,612            575,912              132,903            1,651,700             9.94
 Investment Board
 (3)

 MFS Mid Cap                   278,471            187,171               43,193               91,300                *
 Growth Fund
 (EXOT)

 MFS Mid Cap                   171,685            100,785               23,258               70,900                *
 Growth Fund
 (OTC)

 MFS New                       143,978            143,978               33,226                    0                *
 Discovery Fund
 (NDF)

 MFS/Sun Life New                7,199              7,199                1,661                    0                *
 Discovery Fund
 (NWD)

 MFS New                           720                720                  166                    0                *
 Discovery Fund
 (UND)

 AGR Halifax Fund,              35,994             35,994                8,306                    0                *
 Ltd.

-------------------------------------------


*        Less than 1%.

(1) Consists of shares of common stock currently owned by the selling stockholders and offered hereby as well as shares of common stock issuable to such selling stockholders upon exercise of warrants currently held and offered hereby by such selling stockholders.

(2) Includes 36,000 shares of common stock currently owned by J.N. Whipple, Inc., a company controlled by J.N. Whipple. Mr. Whipple disclaims beneficial ownership of the shares of common stock held by
         J. N. Whipple, Inc.

(3) The State of Wisconsin Investment Board holds the securities for the benefit of the Wisconsin Retirement Trust.


                              PLAN OF DISTRIBUTION


         The common stock being offered by the selling stockholders, or by their respective pledgees, donees, transferees, or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to the prevailing market price or at any other price as the selling stockholders determine from time to time. The common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. There can be no assurance that all or any of the common stock offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the common stock offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. These rules may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other person participating in the distribution. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other market activities with respect to the common stock for a specified period of time before the distribution begins. These restrictions may reduce the marketability of the common stock.

         Martek has agreed to indemnify the selling stockholders, or their respective transferees or assignees, against potentially significant liabilities, including liabilities under the Securities Act, or to contribute to payments these selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make.

                                 LEGAL MATTERS

         Certain legal matters with respect to the common shares, warrants and warrant shares offered hereby has been passed upon for the Company by Hogan & Hartson L.L.P., Baltimore, Maryland.

                                    EXPERTS

         Ernst & Young, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended October 31, 1998, as set forth in their report, which is incorporated in this registration statement by reference. Our financial statements are incorporated by reference in reliance upon their report, given on their authority as experts in accounting and auditing.

=======================================================               =========================================
         NO PERSON HAS BEEN AUTHORIZED IN CONNECTION
 WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION
 OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS
 PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR
 REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN                            MARTEK
 AUTHORIZED BY THE COMPANY OR THE SELLING                                      BIOSCIENCES
 STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN                          CORPORATION
 OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY
 ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR                         COMMON STOCK
 BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL                             AND
 TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE                                 WARRANTS
 DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
 HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
 IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS
 CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.




                                                                                ----------
                                                                                PROSPECTUS
                                                                                ----------




                ------------------------



 TABLE OF CONTENTS                               PAGE
                                                 ----

 Available Information . . . . . . . . . .         2
 Incorporation of Certain Documents by
 Reference         . . . . . . . . . . . .         2
 Risk Factors      . . . . . . . . . . . .         2
 The Company       . . . . . . . . . . . .         2
 Use of Proceeds   . . . . . . . . . . . .        19
 Selling Stockholders  . . . . . . . . . .        19
 Plan of Distribution  . . . . . . . . . .        22
 Legal Matters     . . . . . . . . . . . .        25
 Experts           . . . . . . . . . . . .        25                                 July  , 1999
=======================================================               =========================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All the amounts are estimates, except the Commission registration fee. The selling stockholders will bear the cost of all selling commissions and underwriting discounts with respect to the sale of any securities by them.

         Securities and Exchange Commission registration fee  . . . . . . .            $    4,429
         NASDAQ listing fee . . . . . . . . . . . . . . . . . . . . . . . .                15,000
         Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . .                 9,000
         Accounting and Miscellaneous expenses  . . . . . . . . . . . . . .                21,571
                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . .            $   50,000
                                                                                       ==========




ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorney's fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         Article ELEVENTH of the Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the full extent permitted by law and that no director shall be liable for monetary damages to the Registrant or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. In addition, under indemnification agreements with its directors, the Registrant is obligated, to the fullest extent permissible by the DGCL, as it currently exists or may be amended, to indemnify and hold harmless its directors, from and against all expense, liability and loss reasonably incurred or suffered by such directors.

 ITEM 16.        EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)     Exhibits


Exhibit
Number           Exhibit Description
------           -------------------

  4.2            Common Stock and Warrant Purchase Agreement, dated May 28, 1999 including form of Warrant, by and among the Company and the Selling Stockholders (filed as Exhibit 99.2 to the Company's Current Report on Form 8-K, File No. 0-22354,
                 incorporated herein by reference).

  5              Opinion of Hogan & Hartson L.L.P.

  23.1*          Consent of Ernst & Young LLP, as independent auditors for the Company.

  23.2           Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).

  24             Powers of Attorney (included in the Signature Page to this Registration Statement).


----------------------------

  * Previously filed.


ITEM 17.         UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Howard, State of Maryland on July 14, 1999.


                                   MARTEK BIOSCIENCES CORPORATION



                                   By: /s/ Henry Linsert, Jr.
                                     ---------------------------------
                                       Henry Linsert, Jr.
                                       Chief Executive Officer



                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Henry Linsert, Jr., Peter L. Buzy and Michael J. Silver, and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




Date: July 14, 1999                                         /s/ Henry Linsert, Jr.
                                                            ------------------------------------------
                                                            Henry Linsert, Jr.
                                                            Chief Executive Officer and Director
                                                            (Principal Executive Officer)

Date: July 14, 1999                                         /s/ Peter L. Buzy
                                                            ---------------------------------------------------
                                                            Peter L. Buzy
                                                            (Chief Financial and Accounting Officer)


Date: July 14, 1999                                         /s/ Jules Blake
                                                            ------------------------------------------
                                                            Jules Blake
                                                            Director

Date: July 14, 1999                                         /s/ Gordon S. Macklin
                                                            ------------------------------------------
                                                            Gordon S. Macklin
                                                            Director

Date: July 14, 1999                                         /s/ Ann L. Johnson
                                                            ------------------------------------------
                                                            Ann L. Johnson
                                                            Director

Date: July 14, 1999                                         /s/ Douglas J. MacMaster, Jr.
                                                            ------------------------------------------
                                                            Douglas J. MacMaster, Jr.
                                                            Director

Date: July 14, 1999                                         /s/ John H. Mahar
                                                            ------------------------------------------
                                                            John H. Mahar
                                                            Director

Date: July 14, 1999                                         /s/ Sandra Panem
                                                            ------------------------------------------
                                                            Sandra Panem
                                                            Director

Date: July 14, 1999                                         /s/ Richard J. Radmer
                                                            ------------------------------------------
                                                            Richard J. Radmer
                                                            Director

Date: July 14, 1999                                         /s/ Eugene H. Rotberg
                                                            ------------------------------------------
                                                            Eugene H. Rotberg
                                                            Director

Date: July 14, 1999                                         /s/ William D. Smart
                                                            ------------------------------------------
                                                            William D. Smart
                                                            Director

                                 EXHIBIT INDEX


 Exhibit
 Number        Exhibit Description
 -------       -------------------


  4.2          Common Stock and Warrant Purchase Agreement, dated  May 28, 1999, including form of Warrant, by and among the Company and the Selling Stockholders (filed as Exhibit 99.2 to the Company's Current
               Report on Form 8-K, File No. 0-22354, incorporated herein by reference).


  5            Opinion of Hogan & Hartson L.L.P.


  23.1*        Consent of Ernst & Young LLP, as independent auditors for the Company.

  23.2         Consent of Hogan & Hartson L.L.P. (included in their opinion filed as Exhibit 5).


  24           Powers of Attorney (included in the Signature Page to this Registration Statement).


  --------------------

  * Previously filed.